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EXHIBIT 2.2

SECOND AMENDMENT TO SHAREHOLDERS' AGREEMENT

        THIS SECOND AMENDMENT, dated as of December 20, 2015 (this "Second Amendment"), to the Shareholders' Agreement, dated as of August 6, 2015 (as amended, the "Shareholders' Agreement"), by and among Darwin Holdings Limited, a private company limited by shares incorporated under the law of England ("Darwin Holdings"), OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands ("Oxford"), CF B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the law of The Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, The Netherlands (the "Company"), Capricorn Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929870) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Capricorn"), Leo Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929315) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Leo"), and Aquarius Investments B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929102) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Aquarius" and, together with Leo and Capricorn, the "S Shareholders" and, together with Oxford, the "Shareholders"). Each of Darwin Holdings, Oxford, Capricorn, Leo and Aquarius are referred to herein as a "Party" and together the "Parties". Capitalized terms used but not defined herein shall have the meanings given to such terms in the Shareholders' Agreement.

WITNESSETH:

        WHEREAS, the Parties entered into the Shareholders Agreement;

        WHEREAS, the Parties entered into an Amendment to the Shareholders' Agreement, dated as of November 6, 2015 (the "Amendment"); and

        WHEREAS, pursuant to Clause 9.12 of the Shareholders' Agreement, the Parties desire to amend and restate in its entirety the Shareholders' Agreement as set forth in Exhibit A to, among others, reflect the addition of the Company as a party to the Shareholders' Agreement and to remove Darwin Holdings as a party to the Shareholders' Agreement.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and subject to the terms and conditions hereof, the parties hereto agree as follows:

1.
Amended and Restated Shareholders' Agreement. The Shareholders' Agreement is hereby amended and restated in its entirety as set forth in Exhibit A hereto. From and after the date hereof, the parties to the Shareholders' Agreement shall be the Company, Capricorn, Leo, Aquarius and Oxford, each of which is concurrently herewith executing the amended and restated Shareholders' Agreement.

2.
Shareholders' Agreement in Full Force and Effect. Except as expressly provided hereby, this Second Amendment shall not constitute a waiver or amendment of any term or condition of the Shareholders' Agreement, or any documents delivered pursuant thereto, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects.

3.
Release. Each of the Parties, other than Darwin Holdings, hereby irrevocably and unconditionally releases and forever discharges Darwin Holdings and its respective Affiliates and each of their respective Representatives, successors and assigns (collectively, the "Releasees") from any and all claims or proceedings, whether or not now known or anticipated, which the Parties, other than

  Darwin Holdings, now have, have ever had or may hereafter have against the Releasees with respect to, relating to or arising from the Shareholders' Agreement.

4.
Counterparts; Effectiveness. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, when taken together, shall constitute one and the same instrument. This Second Amendment shall become effective when each party hereto shall have received counterparts thereof signed and delivered by the other parties hereto. Signatures transmitted electronically shall be accepted as originals for all purposes of this Second Amendment.

[Signature pages follow]

2

        IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first written above.

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ W. ANTHONY WILL Name: W. Anthony Will Title: President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Shareholders' Agreement]

DARWIN HOLDINGS LIMITED

By:	/s/ DOUGLAS C. BARNARD Name: Douglas C. Barnard Title: Chairman

[Signature Page to Amendment No. 2 to Shareholders' Agreement]

OCI N.V.

By:	/s/ SALMAN BUTT Name: Salman Butt Title: Chief Financial Officer

[Signature Page to Amendment No. 2 to Shareholders' Agreement]

CF B.V.

By:	/s/ DOUGLAS C. BARNARD Name: Douglas C. Barnard Title: Managing Director

[Signature Page to Amendment No. 2 to Shareholders' Agreement]

CAPRICORN CAPITAL B.V.

By:	/s/ P. OOSTHOEK Name: P. Oosthoek Title: Proxyholder

By:	/s/ G.A.R. WARRIS Name: G.A.R. Warris Title: Proxyholder

[Signature Page to Amendment No. 2 to Shareholders' Agreement]

LEO CAPITAL B.V.

By:	/s/ P. OOSTHOEK Name: P. Oosthoek Title: Proxyholder

By:	/s/ G.A.R. WARRIS Name: G.A.R. Warris Title: Proxyholder

[Signature Page to Amendment No. 2 to Shareholders' Agreement]

AQUARIUS INVESTMENTS B.V.

By:	/s/ P. OOSTHOEK Name: P. Oosthoek Title: Proxyholder

By:	/s/ G.A.R. WARRIS Name: G.A.R. Warris Title: Proxyholder

[Signature Page to Amendment No. 2 to Shareholders' Agreement]

Exhibit A

        DATED December 20, 2015
CF B.V.,
CAPRICORN CAPITAL B.V.,
LEO CAPITAL B.V.,
AQUARIUS INVESTMENTS B.V.
AND
OCI N.V.
AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

This Agreement (this "Agreement") is made on December 20, 2015

BY AND AMONG:

(1)
CF B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 64782573) whose registered office is at Prins Bernhardplein 200, 1097 JB, Amsterdam, The Netherlands (the "Company");

(2)
OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands (registered number 56821166) whose registered office is at Honthorststraat 19, 1071 DC Amsterdam, The Netherlands ("Oxford");

(3)
Capricorn Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929870) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Capricorn");

(4)
Leo Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929315) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Leo"); and

(5)
Aquarius Investments B.V., a private limited liability company incorporated under the laws of The Netherlands (registered number 56929102) whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands ("Aquarius" and, together with Leo and Capricorn, the "S Shareholders" and, together with Oxford, the "Shareholders").

WHEREAS:

(A)
CF Industries Holdings, Inc., a Delaware corporation ("Cambridge"), the Company, Finch Merger Company LLC, a Delaware limited liability company and wholly-owned, direct or indirect, subsidiary of the Company ("MergerCo"), and Oxford are parties to that certain Combination Agreement, dated as of August 6, 2015, as amended (the "Combination Agreement");

(B)
Pursuant to the Combination Agreement, among other things: (i) Oxford will contribute to the Company certain equity ownership interests in certain Persons owned, directly or indirectly, by Oxford, in exchange for consideration consisting, in part, of Ordinary Shares (as defined below) to be issued by the Company to Oxford, (ii) a portion of the Ordinary Shares issued by the Company to Oxford will be distributed by Oxford to its shareholders (the "Distribution") and (iii) MergerCo will merge with and into Cambridge, with Cambridge becoming a wholly-owned, direct or indirect, subsidiary of the Company whereby the shares of Cambridge common stock will be converted into the right to receive a certain ratio of Ordinary Shares upon the terms and conditions set forth in the Combination Agreement; and

(C)
The Company and the Shareholders desire to establish in this Agreement certain terms and conditions concerning the Ordinary Shares to be owned directly or indirectly by the Shareholders as of and after the Closing and related provisions concerning the Shareholders' relationship with and investment in the Company as of and after the Closing.

IT IS AGREED as follows:

1.     Interpretation

        In this Agreement:

1.1   Definitions

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with, such Person, provided that neither the Shareholders, nor any of their Subsidiaries shall be deemed to be an Affiliate of the Company or vice versa, and provided, further, that solely for purposes of this Agreement, any settlor of a Family Trust shall be deemed to be an Affiliate of such Family Trust;

        "Articles" mean the articles of association of the Company, as amended from time to time in accordance with the provisions of this Agreement;

        "Associate" means, with respect to any Person, (i) any Person of which such Person is an officer, partner or equivalent or is, directly or indirectly, the beneficial owner of ten per cent. (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any Family Member or spouse of such Person;

        "Beneficially Own" means, with respect to any securities, having "beneficial ownership" of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement and (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise. The terms "Beneficial Owner", "Beneficial Ownership" and "Beneficially Owned" shall have a correlative meaning;

        "Board" means, as of any date, the board of directors of the Company on such date;

        "Business Day" means a day which is not a Saturday or Sunday or a bank or public holiday in New York, New York or The Netherlands;

        "Capricorn" has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of Capricorn are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

        "Closing" has the meaning given to such term in the Combination Agreement;

        "Combination Agreement" has the meaning given to such term in the recitals to this Agreement;

        "Competitor" means any Person set forth on Schedule A;

        "Control" (including, with correlative meanings, "Controlled by" and "under Common Control with") means the possession, direct or indirect, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise;

        "Director" means any member of the Board;

        "Directed Offering" means any so-called "registered direct" sale, block trade or other similar offering or Transfer made pursuant to an effective registration statement filed under the Securities Act, but in which the Voting Securities Transferred are not directly or indirectly widely distributed, and the Shareholder making such Transfer has knowledge of the identity of each transferee;

        "Distribution" has the meaning given to such term in the recitals to this Agreement;

        "Effective Time" has the meaning given to such term in the Combination Agreement;

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

        "Family Member" with respect to any individual, means such individual's mother, father, sisters, brothers and children;

        "Family Trust" means a trust for the benefit of one or more S Family Members;

        "Firewater One Shareholder Agreement" has the meaning given to such term in the Combination Agreement;

        "Group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder;

        "Ordinary Shares" means the ordinary shares of the Company;

        "Organisational Documents" means, with respect to any Person:

  (a)
  if a company or a corporation, the memorandum and articles of association, articles or certificate of incorporation and the bylaws;

  (b)
  if a general partnership or limited liability partnership, the partnership agreement and any statement of partnership;

  (c)
  if a limited partnership, the limited partnership agreement and the certificate of limited partnership;

  (d)
  if a limited liability company, the certificate of formation and limited liability company agreement;

  (e)
  if another type of Person, any charter or similar document adopted or filed in connection with the creation, formation or organisation of the Person; and

  (f)
  any similar document, amendment or supplement to any of the foregoing;

        "Other Shares" means shares of any class of share capital of the Company (other than Ordinary Shares) that are entitled to vote on the appointment or removal of Directors;

        "Ownership Limit" means, at any time of determination, twenty point five per cent. (20.5%) of the Voting Securities outstanding at such time, computed without regard to any Oxford Shares;

        "Ownership Threshold" means, at any time of determination, five per cent. (5%) of the Voting Securities outstanding at such time;

        "Oxford" has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of Oxford are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

        "Oxford Shares" means the Ordinary Shares acquired by Oxford (i) pursuant to the Combination Agreement and not included in the Distribution and (ii) pursuant to the Firewater One Shareholder Agreement, if any;

        "Permitted Transferee" means the Company or any direct or indirect wholly-owned Subsidiary or Controlled Affiliate of any Shareholder, and in the case of Oxford, any shareholder of Oxford who receives Voting Securities pursuant to a pro rata distribution by Oxford after the Effective Time, and in the case of an S Shareholder, (i) an S Family Member, (ii) a Family Trust, or (iii) any direct or indirect wholly-owned Subsidiary or Controlled Affiliate of the foregoing;

        "Person" means any individual, private or public company, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation, governmental entity or other entity of any kind or nature;

        "Qualified Candidate" means an individual who:

  (a)
  shall not be an Affiliate or Associate of any Shareholder;

  (b)
  shall qualify as an "independent director" of the Company under applicable provisions of the Exchange Act and under applicable NYSE rules and regulations, or the applicable rules and regulations of the principal securities exchange on which the Ordinary Shares are then listed;

  (c)
  would not, at the time of such designation, be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D (as in effect at the date of this Agreement) if such Qualified Candidate were the "person filing" such Schedule 13D;

  (d)
  shall not be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NYSE or pursuant to applicable law; and

  (e)
  shall not be a director, officer, employee, Affiliate or Associate of a Competitor.

        "Registration Rights Agreements" has the meaning set forth in the Combination Agreement;

        "Representatives" means, with respect to any designated Person, such designated Person's Affiliates and the respective directors, officers, employees, accountants, counsel, consultants and other agents and advisers of such designated Person and its Affiliates;

        "S Family Member" means any of Onsi Naguib Sawiris, his children and remoter issue or the spouses of any of them;

        "SEC" means the United States Securities and Exchange Commission;

        "Securities Act" means the United States Securities Act of 1933, as amended;

        "Shareholder Affiliated Persons" has the meaning given to such term in Clause 5;

        "Shareholder Shares" means Voting Securities Beneficially Owned by the S Shareholders or by Oxford, as the case may be;

        "S Shareholders" has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of any S Shareholders are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees;

        "Shareholders" has the meaning given to such term in the preamble to this Agreement and, in the event that Shareholder Shares of any Shareholders are Transferred to any Permitted Transferees in accordance with Clause 4.1(c)(iv), shall include such Permitted Transferees, and in the event that Shareholder Shares of any Shareholders are Transferred in accordance with Clause 4.1(c)(v)(A), shall include such transferees;

        "Standstill Period" has the meaning given to such term in Clause 3.1;

        "Subsidiary" has the meaning set forth in the Combination Agreement;

        "Transfer" means any voluntary or involuntary sale, transfer, assignment, pledge, hypothecation, charge, mortgage, license, gift, creation of a security interest in or lien on, grant of any right or option, creation of any convertible, exchangeable or derivative security with respect to, placement in trust (voting or otherwise), encumbrance or other disposition of any kind to any Person, including those by way of hedging or derivative transactions, in each case, directly or indirectly, including by means of a disposition of any equity interests in an S Shareholder or in a Person that directly or indirectly holds any equity interests in an S Shareholder, by operation of law or otherwise, provided, however, that a

"Transfer" shall not include any direct or indirect transfer of the equity securities or Control of Oxford. Notwithstanding the foregoing, any direct or indirect mortgage, pledge, hypothecation, encumbrance or any other similar disposition of the nature of a security interest, lien or charge contemplated by the first sentence of this definition, by a Shareholder of any Ordinary Shares, or with respect to any such Ordinary Shares, shall not be deemed to constitute a "Transfer" subject to the restrictions on Transfer contained or referenced herein. The term "Transferred" shall have a correlative meaning; and

        "Voting Securities" means the Ordinary Shares together with any Other Shares.

1.2   Subordinate legislation

        References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.3   Modification etc. of statutes

        References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated.

1.4   Clauses, Schedules etc.

        References to this Agreement include the Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement, unless the context otherwise require.

1.5   Headings

        Headings shall be ignored in construing this Agreement.

1.6   Parties

        Any reference in this Agreement to a "party" or "parties" shall be a reference to a party or parties to this Agreement.

1.7   Effectiveness of this Agreement

        This Agreement, other than this Clause 1, Clause 2 and Clauses 7 to 9 (which will come into force immediately), will take effect at and as of the Effective Time. Notwithstanding anything to the contrary herein, in the event the Combination Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement shall terminate immediately and be null and void.

1.8   General interpretation

  (a)
  The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

  (b)
  Wherever the word "include", "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation".

  (c)
  A reference to a Person (including a party to this Agreement) includes a reference to that Person's legal personal representatives and permitted successors and assigns.

  (d)
  A reference to a document is a reference to that document as may be supplemented, amended or modified from time to time.

  (e)
  Any reference to a Dutch or U.S. legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than The Netherlands or the United States, as the case may be, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Dutch or U.S. legal term, as the case may be.

  (f)
  If, and as often as, there is any change in the outstanding Voting Securities by reason of stock dividends, stock splits, reverse stock splits or subdivisions, distributions, spin-offs, split-ups, mergers, reclassifications, reorganisations, recapitalisations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change.

1.9   Actions at the Effective Time

        Upon completion of the Distribution, the S Shareholders shall update Schedule B to reflect all Voting Securities Beneficially Owned by the S Shareholders at such time.

2.     Warranties

2.1   Warranties of the Company

        The Company warrants to the Shareholders as of the date hereof that:

  (a)
  it is a private limited liability company incorporated under the laws of its jurisdiction of incorporation or formation;

  (b)
  it has all requisite power and authority and has taken all action necessary in order to execute this Agreement and to perform its obligations hereunder. The execution by the Company of this Agreement and the performance of its obligations hereunder have been duly authorised by all necessary action of the Company, including the approval of the Board. This Agreement has been duly executed by the Company and, assuming the due authorisation and execution of this Agreement by the Shareholders, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws affecting the enforcement of creditors' rights generally; and

  (c)
  the execution of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in:

  (i)
  a breach or violation of, or a default under, the Organisational Documents of the Company;

  (ii)
  a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an encumbrance on any of the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company; or

  (iii)
  conflict with, breach or violate any law applicable to the Company or by which its properties are bound or affected,

    except, in the case of sub-clauses (ii) and (iii) above, for any breach, violation, termination, default, creation, acceleration or conflict that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement.

2.2   Warranties of the Shareholders

        Each Shareholder warrants, severally, and not jointly, to the Company as of the date hereof that:

  (a)
  it is a private limited liability company incorporated under the laws of its jurisdiction of incorporation or formation;

  (b)
  it has all requisite power and authority and has taken all action necessary in order to execute this Agreement and to perform its obligations hereunder. The execution by such Shareholder of this Agreement and the performance of each of their obligations hereunder has been duly authorised by all necessary action of such Shareholder or, including the approval of its board of directors. This Agreement has been duly executed by such Shareholder and, assuming the due authorisation and execution of this Agreement by the Company, constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws affecting the enforcement of creditors' rights generally;

  (c)
  the execution of this Agreement by it and the performance of each of its obligations hereunder will not constitute or result in:

  (i)
  a breach or violation of, or a default under, its Organisational Documents;

  (ii)
  a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an encumbrance on any of its assets (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon it; or

  (iii)
  conflict with, breach or violate any law applicable to it or by which its properties are bound or affected,

    except, in the case of sub-clauses (ii) and (iii) above, for any breach, violation, termination, default, creation, acceleration or conflict that would not, individually or in the aggregate, reasonably be expected to materially impair its ability to perform its obligations under this Agreement;

  (d)
  immediately prior to the execution hereof and at the Effective Time, other than pursuant to the terms of, or as contemplated by, the Combination Agreement, neither it nor any of its Affiliates Beneficially Owns any shares of common stock of Cambridge, and

  (e)
  (i) except as otherwise disclosed to Cambridge prior to the execution hereof, or with respect to an amount of shares in the aggregate not exceeding one million (1,000,000) at any one time, as may be transferred from time to time in accordance with the terms of that certain Global Master Securities Lending Agreement, by and between J.P. Morgan Securities plc and Capricorn, dated as of September 17, 2013, as amended and restated on October 23, 2015, as in effect as of October 23, 2015, all shares of Oxford Beneficially Owned by the S Shareholders or any of their Affiliates are owned of record directly by the S Shareholders or any of their Affiliates in the amounts set forth on Schedule B and (ii) upon completion of the Distribution, (A) except as otherwise disclosed to Cambridge prior to the execution hereof or set forth on Schedule B, all Voting Securities Beneficially Owned by the S Shareholders or any of their Affiliates (other than Oxford) will be owned of record directly by the Shareholders or any of their Affiliates, and (B) such Beneficial Ownership shall not exceed the Ownership Limit.

3.     Standstill; share ownership related information

3.1   Standstill restrictions

        From and after the Effective Time until the one (1) year anniversary of the date on which the S Shareholders, in the aggregate, cease to Beneficially Own Voting Securities representing at least the Ownership Threshold (the "Standstill Period"), each Shareholder agrees that, without the prior written consent of the Board, such Shareholder shall not, and shall cause each of its and their Affiliates and, shall use reasonable endeavours to cause, its and their Representatives acting on their behalf not to, directly or indirectly, alone or acting together with any other Person, except as otherwise (A) expressly set forth in this Clause 3.1 or (B) provided in the Combination Agreement and/or the Firewater One Shareholder Agreement:

  (a)
  acquire, offer to acquire or agree to acquire Beneficial Ownership of any Voting Securities that would result in (a) the Shareholders together with the Shareholders' Affiliates Beneficially Owning Voting Securities in excess of the Ownership Limit or (b) Oxford Beneficially Owning Voting Securities in excess of the amount of Oxford Shares Beneficially Owned by it immediately following the Distribution, as such amount may be reduced from time to time as a result of any Transfers by Oxford of Oxford Shares;

  (b)
  acquire, offer to acquire or agree to acquire the Company or any assets of the Company or any of its Subsidiaries that are material to the operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole (it being understood that this sub-clause (b) shall not apply to any transaction in the ordinary course of business between the Company and its Affiliates and Oxford and its Affiliates);

  (c)
  induce or attempt to induce any third party to propose or offer to acquire Beneficial Ownership of Voting Securities (other than Shareholder Shares as and to the extent permitted in accordance with Clause 4);

  (d)
  initiate or make a proposal for any scheme of arrangement, merger, tender, takeover or exchange offer, business combination, reorganisation, restructuring, recapitalisation or other extraordinary transaction with respect to the Company and any of its Subsidiaries;

  (e)
  seek the nomination, appointment or removal of any Directors or seek a change in the composition or size of the Board; provided that Capricorn shall be entitled to make a confidential submission to the Board of (i) one Qualified Candidate in the event either Gregory Heckman or Alan C. Heuberger is not then on the Board (and has not been replaced by another Director proposed by Capricorn to the Board) or (ii) two Qualified Candidates in the event both Gregory Heckman and Alan C. Heuberger are not then on the Board (and have not been replaced by two other Directors proposed by Capricorn to the Board), in each case, for consideration by the Board (or its nominating (or equivalent) committee for nomination as a Director;

  (f)
  make or cause to be made any press release or similar public announcement or public communication relating to the way it intends to, or does, vote its Shareholder Shares at any meeting of the shareholders of the Company or in connection with any action by written resolution at or in which Voting Securities are entitled to vote (other than as required by law);

  (g)
  deposit any Shareholder Shares into a voting trust or subject any Shareholder Shares to any proxy, arrangement or agreement with respect to the voting of such Shareholder Shares or other agreement having a similar effect (other than to vote in accordance with an arrangement or agreement solely by and between the Shareholders);

  (h)
  initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any

    "solicitation" of "proxies" to vote or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date of this Agreement, whether or not such Regulation is applicable to the Company) with respect to any Voting Securities;

  (i)
  initiate or make a proposal for any matter to be voted on by the Company's shareholders, or call or request a call for any meeting of the Company's shareholders;

  (j)
  form, join or in any way participate in a Group with respect to any Voting Securities (other than a Group comprising some or all of the Shareholders);

  (k)
  make any public communication or disclosure or enter into any agreement or arrangement inconsistent with the foregoing (other than as required by law);

  (l)
  assist, advise, induce or attempt to induce (or provide any confidential information of the Company or any of its Subsidiaries for the purpose of assisting, advising, inducing or attempting to induce) any third party with respect to, or take any affirmative action to do, any of the foregoing; or

  (m)
  request the Company to amend, waive or terminate any of the provisions of this Clause 3.

  3.2
  In the event that, as a result of repurchases of outstanding Voting Securities by the Company or otherwise, the Shareholders at any time Beneficially Own together with their Affiliates in the aggregate Voting Securities in excess of the Ownership Limit, the S Shareholders shall, within 90 days following the filing with the SEC of the Quarterly Report of the Company on Form 10-Q that forms the basis for the determination that the Ownership Limit has been exceeded, sell a sufficient number of Voting Securities in a manner otherwise permitted by the terms of this Agreement such that upon completion of such Transfers, the Voting Securities Beneficially Owned by the Shareholders would no longer exceed the Ownership Limit; provided that if the Ownership Limit is exceeded as a result of such repurchases during the first six months after the Closing, the time period permitted to complete such disposal shall be 120 days rather than 90 days; and provided, further, that sale of such Voting Securities may be delayed beyond such 90 or 120 day period in an amount and to the extent necessary to (i) (A) allow such sales to be effected pursuant to Rule 144 or another available exemption from the registration requirements of the Securities Act and any applicable state securities laws, or (B) facilitate the sale of such Voting Securities under an effective Registration Statement (as defined in the Registration Rights Agreements) pursuant to the Registration Rights Agreements, and (ii) prevent any S Shareholder from being subject to short-swing profit recapture pursuant to Section 16(b) of the Exchange Act; and provided, further, any Beneficial Ownership of Voting Securities resulting from the Company's exercise of its call option pursuant to the terms of the Firewater One Shareholder Agreement shall be disregarded in determining Beneficial Ownership of Voting Securities for purposes of this Clause 3.2.

3.3   Share ownership related information

        For so long as this Agreement is in effect, each Shareholder shall, upon request in writing by the Company, provide to the Company as soon as reasonably practicable and in any event within ten (10) Business Days, any information related to such Shareholder's ownership or holding of Shareholder Shares, including any agreements or arrangements relating to such ownership or holding.

4.     Transfer restrictions

4.1   Transfer restrictions

  (a)
  For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, all Transfers by Shareholders of Shareholder Shares shall be subject to the restrictions set forth in Clause 4.1(b). No Transfer of Shareholder Shares by any Shareholder may be effected except in compliance with the restrictions set forth in this Clause 4 and with the requirements of the Securities Act and any other applicable securities laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the share register of the Company.

  (b)
  For so long as the S Shareholders, in the aggregate, Beneficially Own Voting Securities representing at least the Ownership Threshold, no Shareholder shall in connection with any Transfer of Shareholder Shares effected pursuant to a Directed Offering or a privately-negotiated transaction not subject to the registration requirements of the Securities Act, in each case, in which a Shareholder (or any of its Representatives) negotiates the terms of such Transfer directly with the third party purchasers, or their Representatives, of such Shareholder Shares, Transfer any Shareholder Shares to any Person or Group (whether such Person or Group is purchasing Shareholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts):

  (i)
  in a single Transfer or series of related Transfers by any Shareholder, Shareholder Shares representing more than 3 per cent. (3%) of the Voting Securities then outstanding to the extent that as a result of such Transfer or Transfers the Person or Group would Beneficially Own Voting Securities representing more than ten per cent. (10%) of the Voting Securities then outstanding (calculated on the basis of the aggregate number of Voting Securities outstanding, as contained in the then most recently-available filing by the Company with the SEC), and such Shareholder shall, to the extent reasonably practicable, request that each Person to which any such Shareholder Shares were Transferred provide reasonable confirmation thereof;

  (ii)
  that is a Person (or a publicly disclosed Affiliate of a Person) that has previously filed a Schedule 13D (or successor form) with the SEC pursuant to Section 13(d) of the Exchange Act with respect to Cambridge or the Company during the two (2) year period immediately preceding the date of such proposed Transfer;

  (iii)
  that is any Person that (a) has directly or indirectly through its publicly disclosed Affiliates, within the two-year period immediately preceding such proposed Transfer, and in each case with respect to Holdco or Cambridge or any of their respective equity securities (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any "solicitation" of "proxies" (as such terms are defined in Regulation 14A as promulgated by the SEC) to vote any equity securities of Holdco or Cambridge, (ii) publicly called, or publicly sought to call, a meeting of shareholders of Holdco or Cambridge or publicly initiated any shareholder proposal for action by shareholders of Holdco or Cambridge, (iii) commenced a "tender offer" (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of Holdco or Cambridge or (iv) publicly disclosed any intention, plan, agreement or arrangement to do any of the foregoing or (b) is identified on the most-recently available "SharkWatch 50" list as of such date, or any publicly-disclosed Affiliate of such Person; or

    (iv)
    that is a Competitor (or is known by such Shareholder to be an Affiliate or Associate of a Competitor).

  (c)
  Notwithstanding anything to the contrary set forth in this Clause 4, the Shareholders may, at any time, Transfer all or any portions of the Shareholder Shares:

  (i)
  in accordance with Rule 144 of the Securities Act;

  (ii)
  in an offering registered with the SEC under the Securities Act that is not a Directed Offering;

  (iii)
  in response to a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement but including a legal merger or any equivalent or analogous transaction) or by the Company, provided that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than three quarters of the then-outstanding shares of Ordinary Shares and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous "poison pill" of the Company is in effect or (y) the Board has affirmatively publicly recommended to the Company's shareholders that such shareholders tender into such offer, and has not publicly withdrawn or changed such recommendation;

  (iv)
  to any Permitted Transferee; provided that, prior to any such Transfer, such Permitted Transferee (if other than the Company) agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with, and otherwise to be bound by the terms of, this Agreement as if such Permitted Transferee were a Shareholder hereunder (but the original Shareholder shall not be released from liability for any breach hereof by such Permitted Transferee); provided, further, that if, at any time after such Transfer, such Permitted Transferee ceases to be an S Family Member or Family Trust or direct or indirect wholly-owned Subsidiary or Controlled Affiliate of such Shareholder, as applicable, such Shareholder shall cause, prior to the time the Permitted Transferee ceases to be an S Family Member or Family Trust or direct or indirect wholly-owned Subsidiary or Controlled Affiliate, as applicable, of the Shareholder, all Shareholder Shares held by such Permitted Transferee to be Transferred to a Person that is, at such time, a Permitted Transferee and that, prior to such Transfer, agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with this Agreement as if such Permitted Transferee were a Shareholder hereunder; and

  (v)
  with respect to the S Shareholders only, (A) to a charitable institution for philanthropic purposes, provided that, prior to any such Transfer, such transferee agrees in writing to acquire and hold such Transferred Shareholder Shares subject to and in accordance with, and otherwise to be bound by the terms of, this Agreement as if such transferee were a Shareholder hereunder, or (B) pursuant to the terms of any trust or will of such S Shareholder or by the laws of intestate succession or (C) solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights.

5.     Freedom to pursue opportunities

        Notwithstanding anything in this Agreement to the contrary, the parties expressly acknowledge and agree that: (a) each Shareholder and its Affiliates (collectively, the "Shareholder Affiliated Persons") has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries, and (b) in the event that a Shareholder Affiliated Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such Shareholder Affiliated Person, shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and shall not be liable to the Company or its Affiliates or shareholders for breach of any duty (contractual or otherwise) by reason of the fact that such Shareholder Affiliated Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company.

6.     Termination

        This Agreement shall terminate with immediate effect upon the earlier of (a) the date that is one (1) year after the first date on which the S Shareholders, in the aggregate, shall cease to Beneficially Own Voting Securities representing at least the Ownership Threshold; and (b) the date not less than the date five (5) years after the date hereof that the Company elects to terminate this Agreement by giving written notice to the Shareholders; provided that this Clause 6 and Clauses 7 and 8 shall remain in full force and effect following such termination.

7.     Notices

7.1   Addresses

        Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by first class mail addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

  (a)
  personally delivered, be deemed to have been received at the time of delivery; or

  (b)
  sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) confirming that the facsimile has been transmitted to the addressee, provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 a.m. on the next following Business Day.

        For the purposes of this Clause 7 the authorised address of each party shall be the address set out below or such other address (and details) as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 7:

To the Company:

CF B.V.
c/o
CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, IL 60015-2590
Telephone: (847) 405-2400
Facsimile: (847) 405-2711
Email: Dbarnard@cfindustries.com
Attention: Douglas C. Barnard
With copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
Email: brian.duwe@skadden.com, richard.witzel@skadden.com
Attention: Brian W. Duwe, Richard C. Witzel, Jr.
To any of the Shareholders:
Intertrust Netherlands BV
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
Telephone: + 31 20 521 4777
Email: jurjen.hardeveld@intertrustgroup.com
Attention: Jurjen Hardeveld
With copies (which shall not constitute notice) to:
Withers LLP
16 Old Bailey
London EC4M 7EG
United Kingdom
Telephone: +44 (0)20 7597 6116
Email: Samantha.Morgan@withersworldwide.com
Attention: Samantha Morgan
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Telephone: (212) 225-2000

Facsimile: (212) 225-3999
Email: rdavis@cgsh.com, ptiger@cgsh.com
Attention: Robert P. Davis, Paul M. Tiger
To Oxford:
OCI N.V.
Honthorststraat 19
1071 DC Amsterdam
The Netherlands
Facsimile: +44 (0) 20 7439 4802
Email: Erika.Wakid@oci.nl
Attention: Erika Wakid
With copies (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Telephone: (212) 225-2000
Facsimile: (212) 225-3999
Email: rdavis@cgsh.com, ptiger@cgsh.com
Attention: Robert P. Davis, Paul M. Tiger

8.     General

8.1   Whole agreement

        This Agreement contains the whole agreement between the parties hereto relating to the subject matter hereof at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with herein.

8.2   No inducement

        Each party to this Agreement acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly provided for in this Agreement.

8.3   Legal advice

        Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 8.3, and agrees, having considered the terms of this Clause 8.3, and this Agreement as a whole, that the provisions of this Clause 8.3, are fair and reasonable.

8.4   Survival of rights, duties and obligations

        Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party or which thereafter may accrue in respect of any act or omission prior to such termination.

8.5   Conflict with the Articles

        To the extent permitted by law, in the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles, it is intended that the provisions of this Agreement shall prevail and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Articles.

8.6   Several and not joint liability of Shareholders

        Each party hereby agrees that the representations, warranties, covenants and agreements of the Shareholders under this Agreement are being made severally, and not jointly, by the Shareholders, and no Shareholder will be liable for any breach, default, liability or other obligation of any of the other Shareholders.

8.7   No partnership

        Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of any other party for any purpose except as expressly provided in this Agreement.

8.8   Shareholder actions

        Any determination, consent or approval of, or notice or request delivered by, or any other action of, any S Shareholder shall be made by, and shall be valid and binding upon, all S Shareholders, if made by one or more S Shareholders Beneficially Owning a majority of the aggregate amount of the Shareholder Shares Beneficially Owned by the S Shareholders. The Company shall be entitled to demand from time to time and at any time, from the S Shareholders, evidence reasonably satisfactory to the Company of such majority approval before proceeding with the Company's obligations under this Agreement.

8.9   Amendments and waiver

        No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Company, where enforcement of the amendment, modification, discharge or waiver is sought against the Company; or (ii) each Shareholder, where enforcement of the amendment, modification, discharge or waiver is sought against the Shareholders. Any waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by the Company or the Shareholders of a breach of or a default under any of the provisions of this Agreement or the failure to exercise or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

8.10 Assignment

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as contemplated by Clause 4.1(c)(iv), none of the parties may directly or indirectly assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other parties. Any purported direct or indirect assignment in violation of this Clause 8.10 shall be null and void ab initio.

8.11 Further assurance

        At any time after the date of this Agreement the parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant party execute such documents and do such acts and things as that party may reasonably require for the purpose of giving to that party the full benefit of all the provisions of this Agreement.

8.12 Invalidity

        If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

8.13 Counterparts

        This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

8.14 Costs

        Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

9.     Governing law and submission to jurisdiction

9.1   Governing law

        This agreement and any non-contractual obligation arising out of or in connection with it are governed exclusively by Dutch law, without regard to the conflict of laws thereof.

9.2   Jurisdiction

        All disputes arising out of or in connection with this agreement, including disputes concerning its existence, its validity and any non-contractual obligation, will be resolved by the courts in Amsterdam, the Netherlands.

In witness whereof this Agreement has been duly executed.

Signed for and on behalf of CF B.V. by:

/s/ DOUGLAS C. BARNARD
Name	Douglas C. Barnard
Title	Managing Director

Signed for and on behalf of OCI N.V. by:

/s/ SALMAN BUTT
Name	Salman Butt
Title	Chief Financial Officer

Signed for and on behalf of Leo Capital B.V. by:

/s/ G.A.R. WARRIS
Name	G.A.R. Warris
Title	Proxyholder

Signed for and on behalf of Leo Capital B.V. by:

/s/ P. OOSTHOEK
Name	P. Oosthoek
Title	Proxyholder

Signed for and on behalf of Capricorn Capital B.V. by:

/s/ G.A.R. WARRIS
Name	G.A.R. Warris
Title	Proxyholder

Signed for and on behalf of Capricorn Capital B.V. by:

/s/ P. OOSTHOEK
Name	P. Oosthoek
Title	Proxyholder

Signed for and on behalf of Aquarius Investments B.V. by:

/s/ G.A.R. WARRIS
Name	G.A.R. Warris
Title	Proxyholder

Signed for and on behalf of Aquarius Investments B.V. by:

/s/ P. OOSTHOEK
Name	P. Oosthoek
Title	Proxyholder

 Schedule A

The Mosaic Company
OJSC "Phosagro"
BASF SE
LyondellBasell Industries N.V.
Honeywell International Inc.
Fertilizantes Heringer S.A.
Grupo Fertipar LTDA
PJSC Uralkali
Glencore plc
Archer-Daniels-Midland Company
HELM AG
Ameropa AG
Keytrade AG
Marubeni Corporation
Saudi Arabian Fertilizer Company / Saudi Basic Industries Corporation
Yara International ASA
Potash Corporation of Saskatchewan Inc.
Qatar Fertiliser Company S.A.Q
PT Pupuk Indonesia (Persero)
Koch Industries, Inc.
OCI N.V.
Agrium Inc.
PETRONAS Chemicals Group Berhard
PetroChina Company Limited
Trammo Inc.
TogliattiAzot Corporation
Borealis AG
Sinofert Holdings Limited
Group DF Limited
EuroChem Group AG
China BlueChemical Ltd.
JSC Acron
Hubei Yihua Fertilizer Co., Ltd.
Indian Farmers Fertiliser Cooperative Limited
Methanol Holdings (Trinidad) Limited

 Schedule B

S Shareholder Oxford Shares:
Capricorn Capital B.V.	60,672,376
Leo Capital B.V.	36,491,859
Aquarius Investments B.V.	11,522,425
Oxford Shares held by Affiliates of the S Shareholders:
Onsi Sawiris	51
Nassef Sawiris	68,000
NNS Holding	1,105,723
OS Holding	25,000
OCI N.V. 3.875 per cent. Convertible Bonds due 2018:
NNS Holding	€53,300,000

QuickLinks

  EXHIBIT 2.2
SECOND AMENDMENT TO SHAREHOLDERS' AGREEMENT
WITNESSETH
Schedule A
Schedule B